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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT


        This Employment Agreement (hereinafter referred to as the "Agreement"), is made and entered into as of June ___, 2002, by and between Eugene O'Donovan (hereinafter referred to as "Employee"), and Montana Mills Bread Co., Inc., a Delaware corporation (hereinafter referred to as "Employer").

                               W I T N E S E T H:

        WHEREAS, Employer desires to employ the Employee in an executive capacity with Corporation on the terms hereinafter set forth, and the Employee desires to be so employed on such basis; and

        WHEREAS, the parties desire to establish the compensation and other benefits to be paid to the Employee while he shall be in the employ of the Employer.

        NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, it is agreed as follows:

                                   EMPLOYMENT

        1. TERM OF EMPLOYMENT. Employer hereby agrees to employ Employee, and Employee hereby accepts such employment by Employer, as Chairman, Chief Executive Officer and President of Employer for a term commencing on the date hereof and ending on June ___, 2005 (hereinafter referred to as the "Term of Employment").

        2. DUTIES OF EMPLOYMENT.

           a. Employee shall have such responsibilities and duties as shall be determined by the Board of Directors of the Corporation, consistent with this Agreement and with the position of Chairman, Chief Executive Office and President. The duties to be performed by Employee shall be performed at Employer's facilities in Rochester, New York or, provided, however, that Employer may move its facilities anywhere within fifty (50) miles of said locations. During the Term of Employment, Employer shall not make any substantial change in the duties and responsibilities of the position held by Employee and shall not require Employee to perform duties which are not commensurate with his position without Employee's prior consent; except that Employer may reasonably require Employee to travel on behalf of the Company.

           b. Employee shall render the services described herein diligently on a full-time basis using his best efforts.

        3. COMPENSATION. During the Term of Employment, Employee shall receive base compensation ("Base Compensation") at a rate of not less than $180,000 per annum plus annual raises, payable in equal weekly installments on the last business day of each week,



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commencing on the first such day to occur after the date hereof. The Base
Compensation shall be increased at the beginning of each fiscal year by the increase in the cost of living for the prior year (as published by the United States Department of Commerce). Other benefits shall include fully-paid family heath insurance coverage or equivalent, paid holidays in accordance with Employer's policies and four weeks' paid vacation per year, full reimbursement for all business travel and business entertainment expense including country club dues and assessments (which dues and assessments will not exceed $6,000 per year), fully-paid life insurance equal to $1,000,000, fully-paid long-term disability insurance to provide Employee, on an after work basis, 60% of Employee's Base Compensation and participation on a proportional basis in all profit-sharing, 401-K, pension stock plan or similar plans made available to other Company executives and employees and reimbursement or leasing an automobile, the cost of which shall not exceed $800 per month). Employee shall also be eligible to receive any bonuses as may from time to time be approved by the Compensation Committee of the Board of Directors.

        4. RESTRICTIONS ON USE AND DISCLOSURE.

           a. Except as required by Employee's duties to Employer as an employee, Employee shall not (during or after any period of employment) directly or indirectly use, publish, disseminate or otherwise disclose any Confidential Information without the express prior written consent of Employer. For purposes of this Agreement, "Confidential Information" shall mean all written and oral confidential or proprietary information of Employer and its affiliates, whether or not discovered or developed by Employer, and of third parties (such as suppliers, customers and consultants) who may have imparted information in confidence to Employer or its affiliates, known by Employee as a result of his employment with Employer at any time (including prior to execution of this Agreement), provided that Confidential Information shall not include any such information which is now or hereafter becomes generally known in the industries in which Employer is conducting business without the fault of Employee.

           b. Upon termination of employment with Employer for any reason, Employee shall forthwith deliver to Employer all Employer property, including without limitation, all copies of all procedural manuals, guides, customer lists, technical and product information and drawings, records and other documents and materials containing Confidential Information then in Employee's possession or control, whether prepared by Employee or others.

        5. TERMINATION ON DISABILITY.

           a. Employer shall have the right to terminate this Agreement on the death or disability of Employee. For purposes of this Agreement, "disability" shall mean the failure of Employee, due to illness, accident, or any other physical or mental incapacity, to perform his duties substantially as required hereunder for a period of any one hundred and eighty (180) consecutive days , or two hundred forty (240) out of three hundred sixty-five (365) days as evidenced by a certificate from a physician acceptable to Employer.




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        6. TERMINATION FOR CAUSE.

           a. Employer shall have the right to terminate Employee's employment hereunder at any time and with immediate effect for cause. For all purposes of this Agreement, Employee's employment shall be deemed terminated for "cause" only if it is terminated by Employer for:

              i. a substantial misappropriation of corporate funds by Employee;

              ii. gross and willful misconduct; or

              iii. a breach by Employee of the terms of this Agreement after receiving written notice from the Board of Directors of Employer advising Employee of the action allegedly resulting in the breach.

           b. If Employee's employment hereunder is terminated for cause:

              i. Employee shall be entitled to payment of all arrearages of salary and expenses to the Date of Termination; but

              ii. Employee shall not be eligible to receive, and Employer shall have no further obligation to make, from and after the Date of Termination, any further payments or benefits pursuant to this Agreement arising out of or in connection with Employee's employment hereunder.

        7. TERMINATION WITHOUT CAUSE. Employer shall have the right to terminate Employee's employment hereunder for any reason other than cause upon not less than one hundred eighty (180) days' written notice to Employee, provided that Employer shall pay to Employee:

           a. an amount (payable in equal weekly installments or in a lump sum at Employee's option) equal to the average monthly amount of Base Compensation entitled to Employee during the 12-month period immediately preceding the Date of Termination multiplied by the number of months remaining between the Date of Termination and the expiration of the Term of Employment;

           b. any accrued vacation days, and Employer shall continue to provide health, life and disability insurance benefits to Employee, except to the extent Employee is currently paying for the same, for the balance of the Term of Employment; and

           c. For purposes of this Section 7, Susan O'Donovan shall not be entitled to vote with regard to a termination of Employee.




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        8. TERMINATION BY EMPLOYEE FOR GOOD REASON.

           a. Employee shall have the right to terminate his employment hereunder at any time and with immediate effect for good reason. As used in this Agreement "good reason" shall mean:

              i. the removal of Employee from office of Chairman, Chief Executive Officer or President without the Employee's consent or a substantial reduction or change in the nature or status of Employee's duties and responsibilities as described in Section 2 hereof; or

              ii. the reduction of Employee's then current Base Compensation (except with regard to voluntary reductions); or

              iii. the relocation of Employer's principal executive offices to a location more than fifty (50) miles from Rochester, New York without the Employee's consent; or

              iv. the failure by Employer to continue to provide Employee with benefits at least as favorable as those in which Employee was then participating except with regard to voluntary reductions.

           b. In such event Employer shall pay to Employee:

              i. an amount (payable in equal weekly installments or a lump sum) equal to the average monthly amount of Base Compensation received by Employee during the 12-month period immediately preceding the Date of Termination multiplied by the number of months remaining between the Date of Termination of Employee and the expiration of the Term of Employment; and

              ii. Employer shall continue to provide automobile, health, life and disability insurance benefits, except to the extent, if any, Employee is then paying for the same, to Employee for the balance of Term of Employment. With respect to stock options, Employee may, at his option, require Employer to provide Employee to extend the period in which to exercise such options for a period of one year from termination.

        9. NOTICE OF TERMINATION. Any purported termination of Employee's employment hereunder, either by Employer or by Employee, shall be communicated by a written Notice of Termination to the other party hereto (except in the case of termination upon death of Employee in which event the Date of Termination shall be the date of death). Such notice shall indicate the specific termination provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination and specify the effective date of such termination (the "Date of Termination").




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                                   NON-COMPETE

        10. NON-COMPETE AGREEMENT. For the Term of Employment, Employee will not become involved, for his own account or that of another, as and for the years thereafter an owner, principal, stockholder, director, employee, officer, consultant, contractor, partner, joint venturer, or in any other manner, with any business entity that, directly or indirectly, within the United States, competes with the Company's retail bakery business; provided, however, that nothing herein shall restrict Employee from owning 5% or less of the corporate securities of any competitor of Employer whose securities are listed on any national securities exchange or traded over the counter. In the event that a court of competent jurisdiction shall determine this non-compete agreement to be unenforceable by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, the parties intend that it shall be interpreted and reformed to extend only over a maximum period of time, geographic area or range of activities as to which it may be enforceable.

                                  MISCELLANEOUS

        11. INDEMNITY. Employer shall indemnify Employee and hold him harmless from and against any liability, cost or expense which she may incur as an employee or officer of Employer in a manner at least as beneficial to Employee as is now provided in accordance with the provisions of the Articles of Incorporation and By-laws of Employer in effect on the date prior to the date hereof, all of which shall not exceed the legal limits under Delaware law.

        12. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, and any person, partnership, company or corporation which may acquire substantially all of Employer's assets or business or with or into which Employer may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of and be binding upon Employee, his heirs, executors, administrators, and personal representatives.

        13. INJUNCTIVE RELIEF. Employee acknowledges that any breach of Sections 4 or 10 hereof would entail irreparable injury to Employer and that in addition to Employer's other remedies, Employer shall be entitled to injunctive and other equitable relief to prevent any such breach, actual, intended or likely.

        14. SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        15. NOTICES. Any notice, demand or other communication given by the parties under this Agreement shall be in writing delivered personally or sent by certified mail, return receipt requested to the address of the parties set forth beneath their signatures to this Agreement.





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Notices so sent by mail shall be deemed delivered on the date and at the time indicated on the duly completed Postal Service return receipt.

        16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        17. ENTIRE AGREEMENT. This Agreement contains the entire agreement and supersedes any prior agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

        18. AMENDMENT. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

        19. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be considered an original.

        IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day first above written.


                                    MONTANA MILLS BREAD CO., INC.


                                    By:
                                       ---------------------------------------
                                          Susan O'Donovan, Vice President



                                       ----------------------------------------
                                          Eugene O'Donovan























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